Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 23, 2009

LEGGETT & PLATT ANNOUNCES SECOND QUARTER RESULTS

Carthage, MO, July 23 —

•	2Q EPS of $.12 per share; includes unusual charge of $.04 per share related to a 2008 divestiture.

•	Sales from Continuing Operations were $757 million, 29% lower than in prior year.

•	Cash flow from operations was $174 million for 2Q, $288 million for the first half of 2009.

•	2009 EPS guidance (for Continuing Operations) of $.55—$.70, on approximately $3.0 billion of sales.

Diversified manufacturer Leggett & Platt reported second quarter earnings from Continuing Operations of $.12 per share. In the second quarter of 2008, earnings from Continuing Operations were $.25 per share. The year-over-year reduction in quarterly earnings was due to lower sales and an $11 million ($.04 per share) non-cash write-down of the note received in last year’s aluminum segment divestiture. Second quarter sales from Continuing Operations were $757 million, 29% lower than last year’s sales of $1.06 billion due to weak market demand.

Second quarter cash flow from operations was $174 million, largely as a result of efforts to reduce working capital. The second quarter tax rate was 42%, atypically high due to the low level and mix of earnings among various tax jurisdictions; the 2009 full year tax rate is anticipated to be approximately 39%.

Strategic Progress Amid Economic Turmoil

President and CEO David S. Haffner commented, “Operationally, we are seeing significant benefit from our efforts over the last three quarters. Despite an anticipated full year sales decline of about 25%, gross margin is increasing. Gross margin for 2009 should approach 20%, a significant improvement over recent years, due to our cost containment efforts, headcount reduction, facility consolidations and dispositions.

“Our already strong balance sheet improved further during the quarter. Net debt declined to just 24% of net capital (versus 32% one year ago), well below our 30-40% long-term target range. We have no commercial paper outstanding (but have $600 million available), and have no significant long-term debt maturing until 2013. During the quarter our cash balance grew and working capital decreased.

“Operating cash flow for the first half of 2009 was $288 million, more than sufficient to fully fund this entire year’s dividends (approximately $155 million) and capital expenditures (about $100 million). For 2009, operating cash flow will readily exceed our prior target of $300 million and should surpass $400 million.

“Over the long term, we still intend to use a significant share of excess cash flow to repurchase our stock. In January we announced our intent to purchase 4 million shares during 2009, and at mid-year we are on track with that objective. We are purposely repurchasing stock at a slower pace than in 2008, because we consider it prudent to conserve cash given the current macroeconomic uncertainties.

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“Weak demand continues across our markets, and shows few signs of imminent improvement. Even so, we are extremely well positioned, from both balance sheet and cost structure perspectives, to ride out the demand downturn. Our primary financial goal, adopted in late 2007, is to achieve Total Shareholder Return (TSR1) within the top  1/3 of the S&P 500. As measured from the end of 2007, our TSR performance places us within the top 7% of the S&P 500 companies as of yesterday’s market close.”

Dividend and Stock Repurchases

During the quarter Leggett declared a $.25 dividend. At yesterday’s closing share price of $15.94, the indicated annual dividend of $1.00 per share generates a dividend yield of 6.3%.

During the second quarter, the company repurchased 0.8 million shares of its stock at an average of $14.64 per share, and issued 0.4 million shares through employee benefit plans. As a result, shares outstanding decreased by 0.4 million shares to 156.3 million.

Divestiture Note Write-Down

Late in the quarter Leggett learned that the aluminum operations divested in July 2008 needed a capital infusion from the buyer due to deterioration in business conditions. This led to a reduction in value of the note Leggett accepted as partial payment last summer. As explained in the company’s Form 8-K filed on July 7, Leggett accepted a more subordinate position in the capital structure of the divested operations. These events resulted in a $10.6 million non-cash reduction in EBIT for the quarter, but will also yield a $6.4 million cash flow benefit later this year (from a reduction in taxes). Excluding this non-cash charge, 2Q earnings would have been $.16 per share.

2009 Outlook

Leggett projects full year sales (from Continuing Operations) of approximately $3.0 billion (prior guidance was $2.9 - $3.3 billion). Sales for the first half of the year were $1.48 billion; typically, Leggett’s sales for the second half of the year are approximately equivalent to sales for the first half.

Earnings per share (from Continuing Operations) for the full year 2009 are expected to be $.55 - $.70. The reduction in earnings guidance (versus the prior $.60 - $.90 expectation) stems from two sources. First, sales are now projected to be in the lower portion of the prior guidance range. Second, two significant, unanticipated, and unusual items – the bad debt expense associated with a customer bankruptcy and the divestiture note write-down – cause an $.08 reduction to the guidance range.

Earnings for the first half of the year were $.14 per share ($.02 in 1Q, $.12 in 2Q); earnings for the second half of the year are anticipated to be $.41 - $.56. The first half of 2009 was negatively impacted by steel deflation (as inventory valuation and selling prices reflected lower steel costs); this impact is not anticipated to recur during the second half of the year. Additional improvement for the remainder of the year should result from reduced bad debt expenses, non-recurrence of the divestiture note write-down, and cost reduction initiatives.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Since the LIFO benefit is not recorded at the segment level, 2009 segment EBIT margins will be unusually low. Steel cost decreases contribute to an anticipated LIFO benefit of $72 million for the full year (for Continuing Operations), which contrasts with $62 million of LIFO expense in 2008. Earnings for the second quarter reflect a LIFO benefit of $19.0 million, compared to LIFO expense of $11.5 million in 2Q 2008.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price

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SEGMENT RESULTS – Second Quarter 2009 (versus 2Q 2008)

Residential Furnishings – Total sales from Continuing Operations decreased $138 million, or 25%. Weak market demand more than offset inflation-related price increases and market share gains in specific product categories. EBIT (earnings before interest and income taxes) from Continuing Operations decreased $25 million, with the income impact of significantly lower unit volumes partially offset by cost reductions.

Commercial Fixturing & Components – Total sales from Continuing Operations decreased $53 million, or 29%, due to the company’s decision to walk away from sales with unacceptable profit margins, market softness in office furniture components, and reduced spending by retailers. EBIT from Continuing Operations decreased $7 million.

Industrial Materials – Total sales decreased $95 million, or 38%, as a result of weak demand and lower steel prices. EBIT decreased $9 million due to lower sales, and was partially offset by cost reductions.

Specialized Products – Total sales from Continuing Operations decreased $60 million, or 33%. Weak global demand in all parts of the segment – automotive, machinery, and commercial vehicle products – led to the decline. EBIT from Continuing Operations declined $14 million due to lower sales, and was partially offset by cost reductions.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on July 24. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. Third quarter results will be released after the market closes on Thursday, October 22, 2009, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 126-year-old firm is comprised of 19 business units, 19,000 employee-partners, and more than 160 manufacturing facilities located in 18 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	July 23, 2009

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2009	2008	Change	2009	2008	Change
Net sales (from continuing operations)	$757.4	$1,063.1	(29)%	1,475.5	$2,061.4	(28)%
Cost of goods sold	610.2	866.7		1,203.3	1,687.9

Gross profit	147.2	196.4		272.2	373.5
Selling & administrative expenses	89.0	107.6	(17)%	190.9	211.5	(10)%
Amortization	5.5	6.3		9.8	12.3
Other expense (income), net	11.9	0.1		12.8	(3.0)

Earnings before interest and taxes	40.8	82.4	(50)%	58.7	152.7	(62)%
Net interest expense	8.1	11.0		16.0	22.0

Earnings before income taxes	32.7	71.4		42.7	130.7
Income taxes	13.6	26.2		20.3	45.1

Net earnings from continuing operations	19.1	45.2		22.4	85.6
Discontinued operations, net of tax [1]	0.1	2.8		(0.2)	7.0

Net earnings	19.2	48.0		22.2	92.6
Net income from non-controlling interest	0.2	1.7		(0.1)	2.9

Net earnings attributable to L&P	$19.0	$46.3		$22.3	$89.7

Earnings per diluted share
From continuing operations	$0.12	$0.25		$0.14	$0.48
From discontinued operations	$0.00	$0.02		$0.00	$0.04
Net earnings per diluted share	$0.12	$0.27		$0.14	$0.52
Shares outstanding
Common stock (at end of period)	156.3	164.3		156.3	164.3
Basic (average for period)	161.5	171.3		161.3	172.2
Diluted (average for period)	161.8	171.5		161.6	172.3

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2009	2008	Change	2009	2008	Change
Net earnings	$19.2	$48.0		$22.2	$92.6
Depreciation and amortization	33.4	36.2		64.8	71.2
Working capital decrease (increase)	88.4	(47.6)		139.9	(95.1)
Asset Impairment	0.3	5.7		0.7	5.8
Other operating activity	32.3	31.1		60.8	52.0

Net Cash from Operating Activity	$173.6	$73.4	137%	$288.4	$126.5	128%
Additions to PP&E	(29.8)	(31.6)	(6)%	(51.5)	(64.8)	(21)%
Purchase of companies, net of cash	0.0	(0.5)		(0.3)	(1.1)
Proceeds from asset sales	2.8	3.2		5.8	16.2
Dividends paid	(39.2)	(42.5)		(78.3)	(85.7)
Repurchase of common stock, net	(11.6)	(49.1)		(26.0)	(110.9)
Additions (payments) to debt, net	(41.2)	66.0		(92.7)	122.1
Other	7.4	(3.9)		12.1	(4.6)

Increase (Decr.) in Cash & Equiv.	$62.0	$15.0		$57.5	$(2.3)

EBITDA [2]	$75.3	$130.7	(42)%	$124.3	$243.6	(49)%

FINANCIAL POSITION	30-Jun
(In millions)	2009	2008	Change
Cash and equivalents	$222.2	$203.1
Receivables	492.7	683.6
Inventories	411.1	669.2
Held for sale	25.3	309.1
Other current assets	68.9	100.9

Total current assets	1,220.2	1,965.9	(38)%
Net fixed assets	685.6	739.6
Held for sale	32.4	256.2
Goodwill and other assets	1,131.2	1,256.9

TOTAL ASSETS	$3,069.4	$4,218.6	(27)%

Trade accounts payable	$186.4	$278.8
Current debt maturities	17.0	11.4
Held for sale	5.6	66.2
Other current liabilities	293.3	389.0

Total current liabilities	502.3	745.4	(33)%
Long term debt	772.8	1,227.9	(37)%
Deferred taxes and other liabilities	128.5	145.3
Held for sale	0.1	0.3
Shareholders’ equity	1,665.7	2,099.7	(21)%

Total capitalization	2,567.1	3,473.2

TOTAL LIABILITIES & EQUITY	$3,069.4	$4,218.6

Net Debt to Net Capital [3]	24.0%	31.6%
Return on Equity [4]	2.0%	(2.5)%

[1]

Discontinued operations include: Aluminum Products; Fibers, Wood Products, Coated Fabrics (formerly in Residential Furnishings); Storage Products, Plastics (formerly in Commercial Fixturing & Components); and the dealer portion of Commercial Vehicle Products (formerly in Specialized Products).

[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]

Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[4]	Return on Equity = Trailing Twelve Months Net Earnings / Shareholders’ Equity averaged for start and end of the twelve months.

LEGGETT & PLATT	Page 5 of 5	July 23, 2009

SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(In millions)	2009	2008	Change	2009	2008	Change
External Sales
Residential Furnishings	$418.3	$551.9	(24.2)%	$829.9	$1,070.2	(22.5)%
Commercial Fixturing & Components	130.6	179.2	(27.1)%	245.0	366.5	(33.2)%
Industrial Materials	102.9	169.7	(39.4)%	207.2	309.6	(33.1)%
Specialized Products	105.6	162.3	(34.9)%	193.4	315.1	(38.6)%

Total	$757.4	$1,063.1	(28.8)%	$1,475.5	$2,061.4	(28.4)%

Inter-Segment Sales
Residential Furnishings	$2.0	$5.9		$4.4	$10.1
Commercial Fixturing & Components	0.8	4.8		1.9	9.5
Industrial Materials	49.6	77.6		110.2	150.2
Specialized Products	14.3	17.2		30.9	33.3

Total	$66.7	$105.5		$147.4	$203.1

Total Sales
Residential Furnishings	$420.3	$557.8	(24.7)%	$834.3	$1,080.3	(22.8)%
Commercial Fixturing & Components	131.4	184.0	(28.6)%	246.9	376.0	(34.3)%
Industrial Materials	152.5	247.3	(38.3)%	317.4	459.8	(31.0)%
Specialized Products	119.9	179.5	(33.2)%	224.3	348.4	(35.6)%

Total	$824.1	$1,168.6	(29.5)%	$1,622.9	$2,264.5	(28.3)%

EBIT
Residential Furnishings	$24.1	$48.6	(50)%	$17.0	$85.9	(80)%
Commercial Fixturing & Components	1.7	8.9	(81)%	(1.6)	16.7	nm
Industrial Materials	13.8	23.2	(41)%	26.8	41.7	(36)%
Specialized Products	1.7	15.8	(89)%	(6.8)	30.8	nm
Intersegment eliminations and other	(19.5)	(2.6)		(12.7)	(7.3)
Change in LIFO reserve	19.0	(11.5)		36.0	(15.1)

Total	$40.8	$82.4	(50)%	$58.7	$152.7	(62)%

			Basis Pts			Basis Pts
EBIT Margin [1]
Residential Furnishings	5.7%	8.7%	(300)	2.0%	8.0%	(600)
Commercial Fixturing & Components	1.3%	4.8%	(350)	(0.6)%	4.4%	(500)
Industrial Materials	9.0%	9.4%	(40)	8.4%	9.1%	(70)
Specialized Products	1.4%	8.8%	(740)	(3.0)%	8.8%	(1180)

Overall from Continuing Operations	5.4%	7.8%	(240)	4.0%	7.4%	(340)

LAST SIX QUARTERS	2008				2009
Selected Figures (restated to exclude discontinued operations)	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	998	1,063	1,132	883	718	757
Sales Growth (vs. prior year)	(4.7)%	(0.7)%	3.7%	(15.1)%	(28.1)%	(28.8)%
EBIT ($ million) [3]	70	82	96	(17)	18	41
EBIT Margin [3]	7.0%	7.8%	8.5%	(1.9)%	2.5%	5.4%
Net Earnings - excludes discontinued oper. ($m)	39	44	48	(8)	4	19
Net Margin - excludes discontinued operations	3.9%	4.1%	4.3%	(0.9)%	0.5%	2.5%
EPS - continuing operations (diluted)	$0.23	$0.25	$0.29	$(0.05)	$0.02	$0.12
EBITDA ($ million) [2]	113	131	124	18	49	75
Cash from Operations ($ million) [2]	53	73	77	233	115	174
Net Debt to Net Capital [2]	31%	32%	28%	28%	27%	24%

Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	(11.0)%	(1.2)%	3.1%	(11.9)%	(19.3)%	(23.0)%
Commercial Fixturing & Components	(3.8)%	(15.7)%	(16.1)%	(27.2)%	(38.5)%	(28.8)%
Industrial Materials	7.7%	26.6%	47.1%	12.6%	(22.4)%	(38.3)%
Specialized Products	0.7%	0.8%	(0.7)%	(19.7)%	(38.2)%	(33.2)%
Overall from Continuing Operations	(6.2)%	(0.5)%	4.3%	(14.1)%	(27.0)%	(28.0)%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[2]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.
[3]	Prior quarters’ amounts were restated for reclassification of net income attributable to noncontrolling interest.

nm = not meaningful